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                        September 11, 1997



Seward & Kissel
One Battery Park Plaza
New York, NY  10004

         Re:  Alliance Global Environment Fund, Inc.

Ladies and Gentlemen:

         We have acted as special Maryland counsel for Alliance Global Environment Fund, Inc., a Maryland corporation (the "Fund"), in connection with the conversion of the Fund from a closed-end investment company to an open-end investment company and the issuance of shares of its Class A Common Stock, Class B Common Stock, Class C Common Stock and Advisor Class Common Stock, par value $.001 per share (each a "Class" and, collectively the "Shares").

         As special Maryland counsel for the Fund, we are familiar with its current Charter and Bylaws. We are also familiar with the proposed Articles of Amendment and Restatement of the Charter approved by its Board of Directors and submitted to its shareholders (the "Articles of Amendment and Restatement") and the related Amended and Restated Bylaws approved by its Board of Directors. We have examined the prospectuses included in its Registration Statement on Form N-1A, File Nos. 333-30409, 811-5993 (the "Registration Statement"), substantially in the form in which it is to become effective (the "Prospectuses"). We have further examined and relied upon a certificate of the Maryland State Department of Assessments and Taxation ("SDAT") to the effect that the Fund is duly incorporated and existing under the laws of the State of Maryland and is in good standing and duly authorized to transact business in the State of Maryland.

         We have also examined and relied upon such corporate records of the Fund and other documents and certificates with respect to factual matters as we have deemed necessary to render the opinion expressed herein. We have assumed, without independent verification, the genuineness of all signatures on documents submitted to us, the authenticity of all documents submitted to us as originals, and the conformity with originals of all documents submitted to us as copies.




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Seward & Kissel
September 11, 1997
Page 2


         Based on such examination, we are of the opinion that:

         1.   The Fund is duly organized and validly
              existing as a corporation in good standing under the laws of the State of Maryland.

         2. When the Articles of Amendment and Restatement have been duly approved by the stockholders of the Fund and accepted for record by SDAT and become effective, the Shares of the Fund to be offered for sale pursuant to the Prospectuses will be, to the extent of the respective number of Shares of each Class then authorized to be issued by the Fund in its Charter, duly authorized and, when thereafter sold, issued and paid for as contemplated by the Registration Statement, will have been validly and legally issued and will be fully paid and nonassessable under the laws of the State of Maryland.

         This letter expresses our opinion with respect to the Maryland General Corporation Law. It does not extend to the securities or "blue sky" laws of Maryland, to federal securities laws or to other laws.

         You may rely upon our foregoing opinion in rendering your opinion to the Fund that is to be filed as an exhibit to the Registration Statement. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the Statement of Additional Information supplementing the Prospectuses under the caption "Counsel". We do not thereby admit that we are "experts" within the meaning of the Securities Act of 1933 and the regulations thereunder.

                        Very truly yours,



                        /s/Venable, Baetjer and Howard, LLP







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